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                                                                       EXHIBIT 5

                             NABISCO HOLDINGS CORP.

                                                                    May 20, 1998

Nabisco Holdings Corp.
7 Campus Drive
Parsippany, New Jersey 07054

Ladies and Gentlemen:

    I have acted as counsel for Nabisco Holdings Corp., a Delaware corporation (the "Company"), in connection with the accompanying Registration Statement on Form S-8 (the "Registration Statement") for the issuance and sale of up to 300,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), to participants ("Participants") in the Company's Stock Option Plan for Directors of Nabisco Holdings Corp. and Subsidiaries (the "Plan").

    I have examined the Registration Statement, its exhibits and such other documents and records, and made such other investigations as I have deemed necessary and relevant for this opinion. Based on this review, I am of the opinion that, upon the receipt of adequate consideration therefor, any Class A Common Stock distributed to Participants pursuant to the Plan will be duly authorized, validly issued, fully paid and non-assessable.

    The opinion set forth herein is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States.

    I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,
                                        /s/ JAMES A. KIRKMAN III
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                                        James A. Kirkman III, Esq.
                                        EXECUTIVE VICE PRESIDENT, GENERAL
                                        COUNSEL
                                        & SECRETARY